Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown Communications
Lizanne Wentz	Mike Beyer, (773) 463-4211
Corporate Communications	beyer@sambrown.com
(484) 595-1500

ADOLOR CORPORATION APPOINTS STEPHEN W. WEBSTER

AS SENIOR VICE PRESIDENT, FINANCE

AND CHIEF FINANCIAL OFFICER

Exton, PA, June 13, 2008 — Adolor Corporation (Nasdaq: ADLR) announced today the appointment of Stephen W. Webster to the position of senior vice president, finance and chief financial officer (CFO), effective on or about June 30, 2008, reporting to Michael R. Dougherty, Adolor’s president & chief executive officer. Mr. Webster will succeed former CFO Thomas Hess, who has resigned to pursue another business opportunity.

“I am very pleased to welcome Stephen to Adolor,” said Mr. Dougherty. “His blend of financial expertise and operational experience represents a terrific addition to our management team as we launch our first product and continue the development of our expanding product pipeline.”

Mr. Webster has over 20 years of Healthcare Industry related experience. Most recently, he has served as managing director, Investment Banking Division Healthcare Group at Broadpoint Capital. Previously, Mr. Webster was president and chief executive officer of Neuronyx, Inc. a privately held biotechnology company. Mr. Webster also spent over 10 years at PaineWebber Incorporated, including as director, Investment Banking Division, Health Care Group. Mr. Webster earned his Master of Business Administration in Finance from The Wharton School.

Dougherty added, “I also want to thank Tom Hess for his service to Adolor and wish him the very best in his further pursuits.”

“This is an exciting time to be joining Adolor, with the recent approval of Entereg in POI,” said Mr. Webster. “ I look forward to working with an outstanding team and contributing to the company’s successes over time.”

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Information about risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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